Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made as of this 14th day of October, 2014, between Sunshine Bancorp, Inc., a Maryland corporation (the “Corporation”), Sunshine State Bank (“Bank”), a Federally chartered bank, and Andrew S Samuel, an adult individual (“Executive”).

WITNESSETH:

WHEREAS, the Corporation and the Bank desire to employ Executive to serve in the capacity of President and Chief Executive Officer of the Corporation and the Bank, and the Executive is willing to serve in such capacities to the Corporation and the Bank on the terms and conditions set forth herein; and

WHEREAS, the Corporation, the Bank and the Executive desire to set forth there agreement as to terms of the employment of the Executive as set forth herein.

AGREEMENT

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1. Employment. The Corporation and the Bank each hereby employs Executive and Executive hereby accepts employment with Corporation and the Bank, on the terms and conditions set forth in this Agreement.

2. Duties of Employee. Executive shall serve as the President and Chief Executive Officer of the Corporation and the Bank, reporting only to the Board of Directors of the Corporation and the Bank and shall have supervision and control over, and responsibility for, the general management and operation of the Corporation and the Bank, and shall have such other powers and duties as may from time to time be prescribed by the Board of Directors of the Corporation and the Bank, provided such powers and duties are consistent with the Executive’s position. At all times during the term of this Agreement, the Executive shall serve as a member of the Board of Directors of each of the Corporation and the Bank. Executive shall devote his full time, attention and energies to the business of the Corporation and the Bank during the Employment Period (as defined in Section 3 of this Agreement); provided, however, that this Section 2 shall not be construed as preventing Executive from (a) engaging in activities incident or necessary to personal investments, provided that such activities do not interfere with or impeded upon the ability of the Executive to perform the duties of employment and in no event will such activities involve the participation of the Executive as a director, officer, executive, employee or contractor of a commercial or business enterprise (b) acting as a member of the board of directors of any non-profit association or corporation, or (c) being involved in any other activity with the prior approval of the Board of Directors of the Corporation or the Bank.

3. Term of Agreement.

(a) Employment Period. This Agreement shall be for a three (3) year period (the “Employment Period”) beginning on the date first mentioned above, and if not previously terminated pursuant to the terms of this Agreement, the Employment Period shall end three (3) years later; provided however, that the Employment Period shall be automatically renewed one year later on the first anniversary date of the commencement of the Employment Period (the “Renewal Date”) for a period ending three (3) years from the Renewal Date unless either party shall give written notice of non-renewal to the other party at least ninety (90) days prior to the Renewal Date, in which event this Agreement shall terminate at the end of the Employment Period. If this Agreement is renewed on the Renewal Date, it will be automatically renewed on the first anniversary date of the Renewal Date and each subsequent year (the “Annual Renewal Date”) for a period ending three (3) years from each Annual Renewal Date, unless either party gives written notice of non-renewal to the other party at least ninety (90) days prior to the Annual Renewal Date, in which case this Agreement will continue in effect for a term ending two (2) years from the Annual Renewal Date immediately following such notice.

(b) Termination for Cause. Notwithstanding the provisions of Section 3(a) of this Agreement, this Agreement may be terminated by the Corporation or the Bank for Cause (as defined herein) upon written notice from the Board of Directors of the Corporation to Executive. As used in this Agreement, “Cause” shall mean any of the following:

(i) Executive’s commission, conviction of, plea of guilty or nolo contendere to, or entry into a pre-trial intervention or diversion program relating to a felony, a crime of falsehood or a crime involving moral turpitude;

(ii) Executive’s willful or continuing failure to follow the lawful instructions of the Board of Directors of the Corporation or the Bank (which instructions must be consistent with the terms of this Agreement), other than a failure resulting from Executive’s incapacity because of physical or mental illness;

(iii) A government regulatory agency recommendation or order in writing that the Corporation or the Bank terminate the employment of the Executive with the Corporation or the Bank or relieve him of his duties as such relate to the Corporation or the Bank;

(iv) Executive’s violation of the covenant not to compete contained in Section 8 or the confidentiality provisions of Section 9; or

(v) Executive’s commission of an act of theft, embezzlement, fraud, dishonesty, sexual misconduct or immorality.

If this Agreement is terminated for Cause, all of Executive’s rights under this Agreement shall cease as of the effective date of such termination, except that:

(i) the Bank shall pay to Executive the unpaid portion, if any, of his Annual Base Salary through the date of termination; and

(ii) the Bank shall provide to Employee such post-employment benefits, if any, as may be provided for under the terms of the employee benefit plans of the Bank then in effect.

(c) Termination for Good Reason. Notwithstanding the provisions of Section 3(a) of this Agreement, this Agreement shall terminate automatically upon Executive’s termination of employment for Good Reason. The term “Good Reason” shall mean (i) a material breach of this Agreement, after notice from the Executive to the Corporation within ninety (90) days after the initial existence of any such condition that the condition constitutes Good Reason and the failure of the Corporation and the Bank to cure such situation within thirty (30) days or (ii) a reassignment which assigns full-time employment duties to Executive at a location more than thirty-five (35) miles from the Corporation’s principal executive office on the date of this Agreement.

If such termination occurs for Good Reason, then Bank shall pay Executive such benefits as are set forth in Section 7 of this Agreement.

(d) Death. Notwithstanding the provisions of Section 3(a) of this Agreement, this Agreement shall terminate automatically upon Executive’s death and Executive’s rights under this Agreement shall cease as of the date of such termination, except that (i) the Bank shall pay to Executive’s spouse, personal representative, or estate the unpaid portion, if any, of his Annual Base Salary through date of death and the balance of the payments (if any) owing pursuant to Section 15(b) below, and (ii) the Bank shall provide to Executive’s dependents any benefits due under the Bank’s employee benefit plans.

(e) Disability. Executive, the Corporation and the Bank agree that if Executive becomes eligible for employer-provided short-term and/or long-term disability benefits, or worker’s compensation benefits, then the Bank’s obligation to pay Executive his base salary shall be reduced by the amount of the disability or worker’s compensation benefits received by Executive.

Executive, the Corporation and the Bank agree that if, in the judgment of the Corporation’s Board of Directors, the Executive is unable, as a result of illness or injury, to perform the essential functions of his position on a full-time basis with or without a reasonable accommodation and without posing a direct threat to himself or others for a period of six months, the Corporation and the Bank will suffer an undue hardship in continuing the Executive’s employment as set forth in this agreement. Accordingly, this Agreement shall terminate at the end of the six-month period, and all of Executive’s rights under this Agreement shall cease, with the exception of those rights which Executive may have under the Bank’s benefit plans.

(f) Resignation from Board of Directors. In the event Executive’s employment under this Agreement is terminated for any reason, Executive’s service as a Director of the Corporation, the Bank, and any affiliate or subsidiary thereof shall immediately terminate. This Section 3(f) shall constitute a resignation notice for such purposes.

4. Employment Period Compensation, Benefits and Expenses.

(a) Annual Base Salary. For services performed by Executive under this Agreement, Bank shall pay Executive an Annual Base Salary during the Employment Period at the rate of Three Hundred Sixty Thousand Dollars ($360,000) per year, minus applicable withholdings and deductions, payable at the same times as salaries are payable to other executive employees of the Bank. The Annual Base Salary shall be reviewed annually by the Board of Directors and the Board may, from time to time, increase Executive’s Annual Base Salary, and any and all such increases shall be deemed to constitute amendments to this Section 4(a) to reflect the increased amounts, effective as of the date established for such increases by the Board. In reviewing adjustments to Annual Base Salary, the Board of Directors shall consider relevant market data regarding executive salaries at peer financial institutions, the Executive’s performance and the performance of the Corporation and the Bank under the Executive’s leadership.

(b) Bonus. The Board of Directors of the Corporation and the Bank shall provide for the payment of an annual bonus to the Executive as it deems appropriate to provide incentive to the Executive or to reward the Executive for his performance. Such bonus may, but need not be, determined in accordance with any incentive bonus programs for executive officers as approved by the Board of Directors. The payment of any such bonuses will not reduce or otherwise affect any other obligation of the Bank to the Executive provided for in this Agreement. If the Executive commences employment before October 31, 2014, then the Corporation and the Bank shall pay to him a bonus equal to 20% of the annual base salary, such bonus to be paid on or before March 1, 2015.

(c) Vacations, Holidays, etc. During the term of this Agreement, Executive shall be entitled to be paid annual vacation in accordance with the policies as established from time to time by the Board of Directors of the Bank. However, Executive shall not be entitled to receive any additional compensation from Bank for failure to take a vacation, nor shall Executive be able to accumulate unused vacation time from one year to the next, except to the extent authorized by the Board of Directors of Bank. The Executive shall also be entitled to all paid holidays, sick days and personal days provided by the Bank to its regular full-time employees and senior executive officers.

(d) Automobile. During the term of this Agreement, the Bank shall provide the Executive with exclusive use of an automobile mutually agreed upon by Executive and Bank. This automobile shall be a mid-size car or comparable sports utility vehicle. The Bank shall be responsible and shall pay for all costs associated with the operation and maintenance of such automobile, including, without limitation, insurance coverage, repairs, maintenance and other operating and incidental expenses, including registration, fuel and oil.

(e) Country Club Membership Fees. The Bank shall pay for Executive’s membership dues, capital fund assessments and similar items necessary or appropriate to maintain a membership at a country club within the Bank’s market area as mutually agreed upon by Bank and Executive.

(f) Stock Based Incentive Plan. On or before December 31, 2015 and subject to Corporation shareholder approval (to the extent required by law), the Corporation shall establish a stock based incentive plan and the Executive shall be entitled to such stock based incentives as may be granted from time to time by the Corporation’s Board of Directors under such stock based incentive plan and as are consistent with the Executive’s responsibilities and performance.

(g) Employee Benefit Plans. During the term of this Agreement, Executive shall be entitled to participate in or receive the benefits of any employee benefit plan currently in effect at the Bank, subject to the terms of said plan, until such time that the Board of Directors authorizes a change in such benefits.

(h) Business Expenses. During the term of this Agreement, Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him, which are properly accounted for, in accordance with the policies and procedures established by the Board of Directors of the Corporation or the Bank for its executive officers.

(i) Supplemental Executive Retirement Plan. Commencing within 90 days following the date of this Agreement, the Corporation and the Bank shall implement for the Executive a Supplement Executive Retirement Plan providing for the Executive the benefits set forth on Exhibit A to this Agreement.

5. Termination of Employment Following Change in Control.

(a) If a Change in Control (as defined in Section 5(b) of this Agreement) shall occur at any time during the term of this Agreement, Executive may terminate his employment for any reason or no reason by delivering a notice in writing (the “Notice of Termination”) to the Corporation within thirty (30) days of the Change in Control which termination shall be effective immediately upon delivery of such Notice of Termination.

(b) As used in this Agreement, “Change in Control” shall mean a change in the ownership or effective control applicable to the Corporation or the Bank as described in Section 409A(a)(2)(A)(v) of the Internal Revenue Code of 1986, as amended (or any successor provision thereto) and the regulations thereunder.

6. Rights in Event of Change in Control.

(a) In the event that Executive delivers a Notice of Termination (as defined in Section 5(a) of this Agreement) to the Corporation, Executive shall be entitled to receive the compensation and benefits set forth below:

(i) Executive shall be paid, within twenty (20) days following termination, a lump sum cash payment equal to three times the sum of (1) the highest Annual Base Salary as defined in Section 4(a) during the immediately preceding three calendar years, (2) the highest cash bonus and other cash incentive compensation earned by him with respect to one of the three calendar years immediately preceding the year of termination and (3) the highest value of stock options and other stock based incentives awarded to the Executive with respect to one of the three calendar years immediately preceding the year of termination, which value shall be based upon the grant-date fair value of the award determined in accordance with SFAS 123(R) (“Share-Based Payments”). The amount shall be subject to federal, state, and local tax withholdings.

(ii) In addition, for a period of thirty-six (36) months from the date of termination of employment, Executive shall be permitted to continue participation in and the Bank shall maintain the same level of contribution for Executive’s participation in the Bank’s life, disability, medical/health insurance and other health and welfare benefits in effect with respect to Executive during the one (1) year prior to his termination of employment, or, if Bank is not permitted by the insurance carriers to provide such benefits because Executive is no longer an employee, a dollar amount equal to the cost to Executive of obtaining such benefits (or substantially similar benefits).

(iii) In addition, all stock grants received by the Executive pursuant to all stock based plans of the Corporation and the Bank shall immediately become vested in full.

(b) Executive shall not be required to mitigate the amount of any payment provided for in this Section 6 by seeking other employment or otherwise, nor shall the amount of payment or the benefit provided for in this Section 6 be reduced by any compensation earned by Executive as the result of employment by another employer or by reason of Executive’s receipt of or right to receive any retirement or other benefits after the date of termination of employment or otherwise.

(c) Should the total of all amounts or benefits payable hereunder, together with any other payments which Executive has a right to receive from the Corporation, the Bank, any affiliates or subsidiaries of the Corporation or the Bank, or any successors of any of the foregoing, result in the imposition of an excise tax under Internal Revenue Code Section 4999 (or any successor thereto), Executive shall be entitled to an additional “excise tax” adjustment payment in an amount such that, after the payment of all federal and state income and excise taxes, Executive will be in the same after-tax position as if no excise tax had been imposed. Any payment or benefit which is required to be included under Internal Revenue Code Sections 280G or 4999 (or any successor provisions thereto) for purposes of determining whether an excise tax is payable shall be deemed a payment “made to Executive” or a payment “which Executive has a right to receive” for purposes of this provision. The Corporation or the Bank (or its successor) shall be responsible for the costs of calculation of the deductibility of payments and benefits and the excise tax by the Corporation’s independent certified accountant and tax counsel and shall notify Executive of the amount of excise tax prior to the time such excise tax is due. If at any time it is determined that the additional “excise tax” adjustment payment previously made to Executive was insufficient to cover the effect of the excise tax, the gross-up payment pursuant to this provision shall be increased to make Executive whole, including an amount to cover the payment of any penalties resulting from any incorrect or late payment of the excise tax resulting from the prior calculation. All such amounts required to be paid hereunder shall be paid at the time any withholdings may be required (or, if earlier, the time Executive shall be required to pay such amounts) under applicable law, and any additional amounts to which Executive may be entitled shall be paid or reimbursed no later than fifteen (15) days following confirmation of such amount by the Corporation’s independent accountants; provided however, that any payments to be made under this Section 6(c) shall in all events be made no later than the end of the Executive’s taxable year next following the taxable year in which the Executive remits such excise tax payments. In the event any amounts paid hereunder are subsequently determined to be in error because estimates were required or otherwise, the parties agree to reimburse each other to correct such error, as appropriate, and to pay interest thereon at the applicable federal rate (as determined under Internal Revenue Code Section 1274 for the period of time such erroneous amount remained outstanding and unreimbursed). The parties recognize that the actual implementation of the provisions of this subsection are complex and agree to deal with each other in good faith to resolve any questions or disagreements arising hereunder.

7. Rights in Event of Termination of Employment Absent Change in Control.

(a) If Executive’s employment is involuntarily terminated by the Corporation or the Bank without Cause or is terminated by Executive for Good Reason pursuant to Section 3(c), then Bank shall pay (or cause to be paid) to Executive, within twenty (20) days following termination, a lump sum cash payment equal to three times the sum of (1) the highest Annual Base Salary as defined in Section 4(a) during the immediately preceding three calendar years, (2) the highest cash bonus and other cash incentive compensation earned by him with respect to one of the three calendar years immediately preceding the year of termination and (3) the highest value of stock options and other stock based incentives awarded to the Executive with respect to one of the three calendar years immediately preceding the year of termination, which value shall be based upon the grant-date fair value of the award determined in accordance with SFAS 123(R) (“Share-Based Payments”). The amount shall be subject to federal, state and local tax withholdings. In addition, for a period of three (3) years from the date of termination of employment, Executive shall be permitted to continue participation in, and the Bank shall maintain the same level of contribution for, Executive’s participation in the Bank’s life, disability, medical/health insurance and other health and welfare benefits in effect with respect to Executive during the one (1) year prior to his termination of employment, or, if Bank cannot provide such benefits because Executive is no longer an employee, a dollar amount equal to the cost of Executive of obtaining such benefits (or substantially similar benefits). In addition, if permitted pursuant to the terms of the plan, Executive shall receive additional retirement benefits to which he would have been entitled had his employment continued through the then remaining term of the Agreement.

(b) Executive shall not be required to mitigate the amount of any payment provided for in this Section 7 by seeking other employment or otherwise, nor shall the amount of payment or the benefit provided for in this Section 7 be reduced by any compensation earned by Executive as the result of employment by another employer or by reason of Executive’s receipt of or right to receive any retirement or other benefits after the date of termination of employment or otherwise.

(c) In the event that amounts or benefits payable hereunder, together with any other payments which Executive has a right to receive from the Corporation, the Bank, any affiliates or subsidiaries of the Corporation or the Bank, or any successors of any of the foregoing, result in the imposition of an excise tax under Internal Revenue Code Section 4999 (or any successor thereto), Executive shall be entitled to an additional “excise tax” adjustment payment in an amount such that, after the payment of all federal and state income and excise taxes, Executive will be in the same after-tax position as if no excise tax had been imposed. Any payment or benefit which is required to be included under Internal Revenue Code Sections 280G or 4999 (or any successor provisions thereto) for purposes of determining whether an excise tax is payable shall be deemed a payment “made to Executive” or a payment “which Executive has a right to receive” for purposes of this provision. The Bank (or its successor) shall be responsible for the costs of calculation of the deductibility of payments end benefits and the excise tax by the Bank’s independent certified accountant and tax counsel and shall notify Executive of the amount of excise tax due prior to the time such excise tax is due. If at any time it is determined that the additional “excise tax” adjustment payment previously made to Executive was insufficient to cover the effect of the excise tax, the gross-up payment pursuant to this provision shall be increased to make Executive whole, including an amount to cover the payment of any penalties resulting from any incorrect or late payment of the excise tax resulting from the prior calculation. All such amounts required to be paid hereunder shall be paid at the time any withholdings may be required (or, if earlier, the time Executive shall be required to pay such amounts) under applicable law, and any additional amounts to which Executive may be entitled shall be paid or reimbursed no later than fifteen (15) days following confirmation of such amount by the Corporation’s independent accountants; provided however, that any payments to be made under this Section 6(c) shall in all events be made no later than the end of the Executive’s taxable year next following the taxable year in which the Executive remits such excise tax payments. In the event any amounts paid hereunder are subsequently determined to be in error because estimates were required or otherwise, the parties agree to reimburse each other to correct such error, as appropriate, and to pay interest thereon at the applicable federal rate (as determined under Code Section 1274 for the period of time such erroneous amount remained outstanding and unreimbursed). The parties recognize that the actual implementation of the provisions of this subsection are complex and agree to deal with each other in good faith to resolve any questions or disagreements arising hereunder.

8. Covenant Not to Compete.

(a) Executive hereby acknowledges and recognizes the highly competitive nature of the business of the Corporation and the Bank and accordingly agrees that, during the term of this Agreement, any additional period during which the Executive is receiving salary, benefits or other compensation according to the terms of this Agreement, and for the applicable period set forth in Section 8(c) hereof, Executive shall not:

(i) enter into or be engaged (other than by the Corporation or the Bank), directly or indirectly, either for his own account or as agent, consultant, employee, partner, officer, director, proprietor, investor (except as an investor owning less than 5% of the stock of a publicly owned company) or otherwise of any person, firm, corporation or enterprise engaged in (1) the banking (including bank holding company) or financial services industry, (2) starting a new bank or (3) any other activity in which the Corporation, Bank or any of its subsidiaries are engaged during the Employment Period, in either case within a thirty-five (35) mile radius of any banking office of the Corporation or the Bank (the “Non-Competition Area”); or

(ii) solicit, directly or indirectly, current or former customers of the Corporation or the Bank or any of their respective subsidiaries to divert their business from the Corporation and/or the Bank; or

(iii) solicit, directly or indirectly, any person who is employed by the Corporation or the Bank or any of their respective subsidiaries to leave the employ of the Corporation or the Bank.

(b) It is expressly understood and agreed that, although the parties consider the restrictions contained in Section 8(a) hereof to be reasonably necessary for the protection of the legitimate business interests of the Corporation, the Bank and its subsidiaries, including but not limited to their goodwill and other proprietary rights, if a final judicial determination is made by a court having jurisdiction that the time or territory or any other restriction contained in this Section 8(a) hereof is an unreasonable or otherwise unenforceable restriction against Executive, the provisions of Section 8(a) hereof shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such other extent as such court may judicially determine or indicate to be reasonable.

(c) The provisions of this Section 8 shall be applicable commencing on the date of this Agreement and continuing through any period of time during which the Executive is receiving salary, benefits or any other compensation as a result of or because of this Agreement and for twelve (12) months after the effective date of the termination of Executive’s employment. Notwithstanding the above provisions, if the Executive violates the provisions of this Section 8 and the Bank must seek enforcement of the provisions of Section 8 and is successful in enforcing the provisions, either pursuant to a settlement agreement, or pursuant to court order, the covenant not to compete will remain in effect for one full year following the date of the settlement agreement or court order.

(d) Executive hereby agrees that the provisions of this Section 8 are fully assignable by the Corporation and the Bank to any successor. Executive also acknowledges that the terms and conditions of this Section 8 will not be affected by the circumstances surrounding his termination of employment.

(e) The Executive acknowledges and agrees that any breach of the restrictions set forth in this Section 8 will result in irreparable injury to the Corporation and the Bank for which it shall have no meaningful remedy at law, and the Corporation and the Bank shall be entitled to injunctive relief in order to enforce provisions hereof.

9. Unauthorized Disclosure. During the term of his employment hereunder, or at any later time, the Executive shall not, without the written consent of the Board of Directors of the Corporation and the Bank or a person authorized thereby (except as may be required pursuant to a subpoena or other legal process), use, disseminate, disclose or cause or allow to be disclosed to any person, other than an employee of the Corporation and the Bank or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the executive of his duties as an executive of the Corporation and the Bank, any confidential information divulged to him, acquired or obtained by him while in the employ of the Corporation and the Bank with respect to any of the Corporation and the Bank’s services, products, improvements, formulas, designs or styles, processes, customers, methods of business or any business practices the disclosure of which could be or will be damaging to the Corporation and the Bank; provided, however, that information subject to the prohibitions provided herein shall not include any information known generally to the public (other than as a result of unauthorized disclosure by the Executive or any person with the assistance, consent or direction of the Executive) or any information of a type not other considered confidential by persons engaged in the same business or a business similar to that conducted by the Corporation and the Bank or any information that must be disclosed as required by law.

10. Indemnification. The Corporation and the Bank shall indemnify the Executive, to the fullest extent permitted by Florida law, with respect to any threatened, pending or contemplated action, suit or proceeding brought against him by reason of the fact that he is or was a director, officer, employee or agent of the Corporation and the Bank or is or was serving at the written request of the Corporation as a director, officer, employee or agent of another person or entity. The Executive’s right to indemnification provided herein is not exclusive of any other rights to which Executive may be entitled under any bylaw, agreement, vote of shareholders or otherwise, and shall continue beyond the term of this Agreement. Executive will have no right to indemnification with respect to any threatened, pending or contemplated action, suit or proceeding that is brought against Executive and that is finally judicially determined to result from Executive’s own illegal, tortuous, wrongful or negligent act.

11. Notices. Except as otherwise provided in this Agreement, any notice required or permitted to be given under this Agreement shall be deemed properly given if in writing and if mailed by registered or certified mail, postage prepaid with return receipt requested, to Executive’s address, in the case of notices to Executive, and to the principal executive office of the Corporation, in the case of notice to the Corporation or the Bank.

12. Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and an executive officer specifically designated by the Board of Directors of the Corporation. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

13. Assignment. This Agreement shall not be assignable by any party, except by Bank and the Corporation to any successor in interest to its business.

14. Entire Agreement. This Agreement contains the entire agreement of the parties relating to the subject matter of this Agreement and supersedes and replaces any prior written or oral agreements between them respecting the within subject matter, including, without limitation, the Original Agreement.

15. Successors; Binding Agreement.

(a) The Corporation and the Bank will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Corporation and/or the Bank to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation and the Bank would be required to perform it if no such succession had taken place. As used in this Agreement, “Corporation” and “Bank” shall mean the Corporation and the Bank, as defined previously and any successor to its respective business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

(b) This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, heirs, distributees, devisees or legatees. If Executive should die after a notice of termination pursuant to Section 3(c) or 5(a) is delivered by Executive, or following termination of Executive’s employment without Cause, and any amounts would be payable to Executive under this Agreement if Executive had continued to live, all such amounts shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee, or other designee, or, if there is no such designee, to Executive’s estate.

16. Arbitration. The Corporation, the Bank and Executive recognize that in the event a dispute should arise between them concerning the interpretation or implementation of this Agreement, lengthy and expensive litigation will not afford a practical resolution of the issues within a reasonable period of time. Consequently, with the exception of the covenant not to compete provisions in Section 8, which the Corporation and/or the Bank may seek to enforce in any court of competent jurisdiction, each party agrees that all disputes, disagreements and questions of interpretation concerning this Agreement are to be submitted to resolution, in , Plant City Florida, to the American Arbitration Association (the “Association”) in accordance with the Association’s National Rules for the Resolution of Employment Disputes or other applicable rules then in effect (“Rules”). The Corporation, the Bank or Executive may initiate an arbitration proceeding at any time by giving notice to the other in accordance with the Rules. The Corporation, the Bank and Executive may, as a matter of right, mutually agree on the appointment of a particular arbitrator from the Association’s pool. The arbitrator will not amend, add to, or delete from this Agreement. The decision of the arbitrator shall be final and binding upon the parties and shall be enforceable in courts of Florida subject to the Florida Arbitration Code. Following written notice of a request for arbitration, the Corporation, Bank and Executive shall be entitled to an injunction restraining all further proceedings in any pending or subsequently filed litigation concerning this Agreement, except as otherwise provided herein.

17. Legal Expenses. Should either party be required to institute arbitral or judicial action to enforce any provision of this Agreement, then, in addition to any other damages, remedy or relief to which it or he may be entitled, the prevailing party in such action will be entitled to recover the costs and reasonable fees incurred in the action.

18. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

19. Applicable Law. This Agreement shall be governed by and construed in accordance with the domestic, internal laws of the State of Florida, without regard to its conflicts of laws principles.

20. Headings. The section headings of this Agreement are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

21. 409A Safe Harbor. The parties hereto intend that any and all post-employment compensation under this Agreement satisfy the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and any regulations or guidance promulgated thereunder (“Section 409A”) or an exception or exclusion there from to avoid the imposition of any accelerated or additional taxes pursuant to Section 409A. Accordingly, notwithstanding anything in this Agreement to the contrary, in no event shall the Corporation or the Bank be obligated to commence payment or distribution to the Executive of any amount that constitutes deferred compensation within the meaning of Section 409A earlier than the earliest permissible date under Section 409A that such amount could be paid without any accelerated or additional taxes or interest being imposed under Section 409A. The Corporation, the Bank and the Executive agree that they will execute any and all amendments to this Agreement as they mutually agree in good faith may be necessary to ensure compliance with the distribution provisions of Section 409A and to cause any and all amounts due under this Agreement, the payment or distribution of which is delayed pursuant to Section 409A, to be paid or distributed in a single sum payment at the earliest permissible date under Section 409A.

22. Specified Employee Status. Notwithstanding anything in this Agreement to the contrary, in the event Executive is determined to be a Specified Employee, as that term is defined in Section 409A, payments to such Specified Employee under paragraphs 6 or 7, other than payments qualifying as short term deferrals or an exempt separation pay arrangement under Section 409A, shall not begin earlier than the first day of the seventh month after the date of termination.

For purposes of the foregoing, the date upon which a determination is made as to the Specified Employee status of the Executive, the Identification Date (as defined in Section 409A) shall be December 31.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

SUNSHINE BANCORP, INC.

By:
As its:
Witness

Witness
SUNSHINE STATE BANK

By:
As its:
Witness

Witness
EXECUTIVE

By:
Witness	Andrew S Samuel

Witness

STATE OF FLORIDA

COUNTY OF HILLSBOROUGH

The foregoing instrument was executed before me this      day of October, 2014, by                      as the                      of SUNSHINE BANCORP, INC., who is: [    ] personally known to me or [    ] has produced the following identification                      and who did not take an oath.

Notary Public

Printed Name

My Commission Expires

Serial Number

STATE OF FLORIDA

COUNTY OF HILLSBOROUGH

The foregoing instrument was executed before me this      day of October, 2014, by                      as the                      of SUNSHINE STATE BANK, who is: [    ] personally known to me or [    ] has produced the following identification                      and who did not take an oath.

Notary Public

Printed Name

My Commission Expires

Serial Number

STATE OF FLORIDA

COUNTY OF HILLSBOROUGH

The foregoing instrument was executed before me this      day of October, 2014, by                      as the                      of ANDREW S. SAMUEL, who is: [    ] personally known to me or [    ] has produced the following identification                      and who did not take an oath.

Notary Public

Printed Name

My Commission Expires

Serial Number

EXHIBIT A

“Sunshine State Bank (“Bank”) agrees to provide the executive a supplemental executive retirement plan (“SERP”). The SERP will provide a retirement benefit to the executive that will be paid at retirement age of 63 for a term 15 years. The benefit will be based on 40% of the executives total Compensation. Total Compensation is defined as the average salary plus bonus over the last three years prior to retirement. Upon achievement of $3 million in core earnings by the Bank, the Bank will increase the benefit to 50% of final total compensation. Upon achievement of $5 million in core earnings by the Bank, the Bank will increase the benefit to 60% of Total Compensation. Other terms of the plan are as follows:

Change in Control – Upon a change in control of the Bank or its parent, the executive will receive at closing 70% of Total Compensation as a retirement benefit. Upon CIC, the Bank will present value the projected benefit by increasing the Total Compensation 5% annually from the date of CIC until normal retirement age 63. The required account balance at that time will then be discounted back using the twenty year AA Moody’s corporate bond rate at the time of Change in Control, but not to exceed 4.0%.

Early Voluntary Termination – The executive will cliff vest just prior to attaining age 63. There is no vesting for the executive if he leaves prior to age 63 voluntarily.

Early Involuntary Termination – The executive vests 100% in his accrued balance at the time of termination.

Disability – The Bank will vest the executive 100% in the account balance in the event of termination due to disability.

Death – If the executive is employed with the bank at the time of death, then the Bank will pay the beneficiary of the executive any account balance amounts above $5 million. In addition, the executive is employed with the bank at the time of death, then the Bank will provide the executive a $5 million life insurance benefit via split dollar of a life insurance policy the Bank will purchase on the executives life. Further, if the executive has retired from the bank and is receiving payments pursuant to the SERP, then if the death of the executive occurs during the period when such payments are continuing to be made, the balance in the account will be paid out in lump sum to the executive’s beneficiary.

Termination with Cause – If the executive is terminated due to cause, the executive will receive no vesting or benefits.”

Exhibit A